Exhibit 99.6

DATED 7 June, 2016

(1) MOONLIGHT VISTA LIMITED

as the Purchaser

(2) ASIA GLOBAL DEVELOP LIMITED

as the First Vendor

(3) JADE INVESTMENTS VENTURES LIMITED

as the Second Vendor

(4) MARKLAND (HONG KONG) PLANNING LIMITED

as the Third Vendor

___________________________________________

AGREEMENT FOR THE SALE AND PURCHASE

OF ORDINARY SHARES

OF WOWO LIMITED

___________________________________________

Sidley Austin

Level 39, Two International Finance Centre

8 Finance Street, Central

Hong Kong

Tel: (852) 2509 7888

Fax: (852) 2509 3110

Website: www.sidley.com

THIS AGREEMENT is entered into on the 7th day of June 2016

AMONGST:

(1)	MOONLIGHT VISTA LIMITED, a company incorporated under the laws of the British Virgin Islands with limited liability, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and whose principal place of business in Hong Kong is at Suites 3201-5, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (the “Purchaser”);

(2)	ASIA GLOBAL DEVELOP LIMITED (亞洲環球拓展有限公司), a company incorporated under the laws of Hong Kong, whose registered office is at Flat D, 2/F., Right Time Building, 21-27 Playing Field Road, Mongkok, Kowloon, Hong Kong and whose principal place of business in Hong Kong is at Unit 801-802, 8F Shui On Centre, No. 6-8 Harbour Road, Wan Chai Hong Kong (the “First Vendor”);

(3)	JADE INVESTMENTS VENTURES LIMITED, a company incorporated under the laws of the British Virgin Islands with limited liability, whose registered office is at Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands and whose principal place of business in Hong Kong is at Unit 801-802, 8F Shui On Centre, No. 6-8 Harbour Road, Wan Chai Hong Kong (the “Second Vendor”); and

(4)	MARKLAND (HONG KONG) PLANNING LIMITED (富創（香港）策劃有限公司), a company incorporated under the laws of Hong Kong, whose registered office is at Flat B4, 6/F., Block B, Hankow Centre, 4A Ashley Road, Tsim Sha Tsui, Kowloon, Hong Kong and whose principal place of business in Hong Kong is at Unit 801-802, 8F Shui On Centre, No. 6-8 Harbour Road. Wan Chai Hong Kong (the “Third Vendor”, together with the First Vendor and the Second Vendor, the “Vendors”).

WHEREAS:

(A)	WOWO LIMITED (the “Target”) is a company incorporated under the laws of the Cayman Islands with limited liability, whose principal office is at Third Floor, Chuangxin Building, No. 18 Xinxi Road Haidian District, Beijing, People’s Republic of China, and which is China’s leading B2B online e-commerce platform providing integrated supply chain management services in the catering industry, and further particulars of the Target and its subsidiaries (the “Group”) are set forth in Schedule 1.

(B)	The Target has issued and outstanding 1,444,711,838 ordinary shares of US$ 0.00001 per share (“Target Shares”) and no other class of preferred or other stock or any outstanding unexercised options over any shares or any derivatives thereof save to the extent disclosed on the EDGAR website of the United States Securities and Exchange Commission, and its American Depositary Shares (“ADSs”), each representing the right to receive 18 Target Shares, have been since 8 April 2015 and remain as at the date hereof listed on the NASDAQ Global Market under the symbol “WOWO”.

(C)	The Vendors are the legal and beneficial owners free from Encumbrance (as defined below) of the following Target Shares which they propose to sell to the Purchaser and the Purchaser proposes to buy from each of them for HK$2.5959 per Target Share in cash:

VENDOR	RELEVANT SALE SHARES		RELEVANT SHARE OF CONSIDERATION
The First Vendor	70,435,164 Target Shares (the “First Sale Shares”)	4.88%	HK$182,842,642.23 (the ”First Consideration”)
The Second Vendor	38,115,693 Target Shares (the “Second Sale Shares”)	2.64%	HK$98,944,527.46 (the “Second Consideration”)
The Third Vendor	33,364,023 Target Shares (the “Third Sale Shares”)	2.31%	HK$86,609,667.31 (the “Third Consideration”)
TOTAL	141,914,880 Target Shares (the “Sale Shares”)	9.82%	HK$368,396,837 (the “Consideration”)

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, the following words and expressions shall, where the context so admits, take the following meanings:

“Acquisition”	the acquisition by the Purchaser from the Vendors of the Sale Shares in accordance with this Agreement;
“ADSs”	as defined in Recital (B);
“Adverse Consequence”	any Liability, loss, damage (including incidental and consequential damages), claim, demand, cause of action, judgment, cost, deficiency, diminution of value or expense (including costs of investigation and defense, interest, penalties and reasonable legal fees and costs), whether or not involving a third-party claim;
“Applicable Laws”	any constitution, law, statute, ordinance, act, regulation, rule, stipulation, instrument, decree, order, measure, notice, notification, judgment, common law, customary law, treaty and any other legislation or law, in each case of any jurisdiction whatever, as well as any present or future directive, regulation, request, requirement or program (in each case of any jurisdiction whatever and whether or not having the force of law, but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive is addressed) and “lawful” and “unlawful” shall be construed accordingly;

“associate”	as defined under the Listing Rules;
“Business Day”	a day (other than Saturday or Sunday and days on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which licensed banks in Hong Kong are open for general banking business;
“Companies Ordinance”	the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);
“Completion”	completion of the Acquisition in the manner specified in Clause 5;
“Completion Date”	the fifth Business Day next following the date on which the Conditions set out in Clauses 4.1(a), (b), (c) and (d) have been satisfied or waived in accordance with this Agreement or such other Business Day as the Parties may agree in writing;
“Conditions ”	the conditions precedent to Completion specified in Clause 4.1;
“Consideration”	as defined in Recital (C);
“Designated Time”	(1) in the event Completion does not occur because the Conditions are not satisfied then three Business Days after the earlier of the Long Stop Date or the date it is certain that the Conditions Precedent will not be satisfied; or (2) in the event Completion does not occur because any party fails to perform its obligations under Clause 5, then three Business Days after the earlier of such failure or any rescission occurs under Clauses 5.4(c) or 5.5(c), or (3) in the event the right of rescission under Clause 6.8 is exercised, then three Business Days after the date the right is exercised;
“Encumbrances”	all mortgages, charges, pledges, liens (statutory or otherwise), hypothecations, rights of set off, claims, counterclaims, community or other marital property interests, attachments, leases, options, rights to acquire, rights of pre-emption, lock-up and other restrictions (including any restrictions imposed under Applicable Laws), assignment, conditional sale agreements or other title retention agreements, trust arrangements, voting trust agreement and any other equity or security interests, preference, priority, easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance or third-party adverse rights or claims of any kind or nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

“First Consideration”	as defined in Recital (C);
“First Deposit”	the deposit paid to the First Vendor under Clause 3.2(a);
“First Sale Shares”	as defined in Recital (C);
“Group”	as defined in Recital (A);
“HK$”	Hong Kong dollar, the lawful currency of Hong Kong;
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“Liability”	liabilities or obligations of any nature (including, for the sake of clarity, violations or alleged violations of any law, rule or regulation), whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet;
“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange;
“Long Stop Date”	5 p.m. on 31 August 2016 or such later time or date as the Parties may agree in writing;
“Material Adverse Effect”	in relation to any entity or group of entities, any material adverse effect on the business, financial conditions, assets or liabilities of such entity or group of entities that has resulted or could reasonably be expected to result from the existence or occurrence of any fact, event or development, whether individually or taken together with any other fact, event, or development;

“Order”	any order, injunction, judgment, decree, ruling, assessment or arbitration award of any relevant governmental body or arbitrator, and any contract with any relevant governmental body relating to compliance with law;
“Parties”	the named parties to this Agreement and their respective successors and permitted assigns being each of them a “Party”;
“Person”	an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, governmental body or any other body with legal personality separate from its equity holders or members;
“PRC”	the People’s Republic of China other than Hong Kong, the Special Administrative Region of Macau and Taiwan;
“Proceedings”	any legal action or proceedings arising out of or in connection with this Agreement;
“Relevant Capacity”	in relation to any Person, for such Person’s own account and whether through the medium of any company which is such Person’s associate (for which purpose there shall be aggregated with such Person’s shareholding or ability to exercise control, the shares held or controlled by any of such associates) (other than as holder of not more than 5% of the issued shares or debentures of any company listed on any recognized stock exchange) or as principal, partner, director, employee, consultant or agent;
“Restricted Period”	the period commencing from the Completion Date and ending on the second anniversary of the date the relevant Vendor or its relevant associate ceases to hold Target Shares;
“Sale Shares”	as defined in Recital (C);
“Second Consideration”	as defined in Recital (C);
“Second Deposit”	the deposit paid to the Second Vendor under Clause 3.2(b);
“Second Sale Shares”	as defined in Recital (C);
“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“subsidiary”	as defined in section 15 of the Companies Ordinance and includes for the avoidance of doubt any variable interest entity whose financial information is consolidated into the financial statements of the Target;
“Target”	as defined in Recital (A);
“Target Shares”	as defined in Recital (B);
“Tax”	without limitation, all taxes, duties, fees, premiums, assessments, levies and other charges of any kind whatsoever imposed by any governmental authority together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof;
“Third Consideration”	as defined in Recital (C);
“Third Deposit”	the deposit paid to the Third Vendor under Clause 3.2(c);
“Third Sale Shares”	as defined in Recital (C);
“Vendor Warranties”	the representations, warranties and undertakings of the Vendors contained or referred to in Clause 6 and Schedule 2.

1.2	References in this Agreement to Recitals, Clauses, and Schedules are to recitals, clauses in and schedules to this Agreement and the Recitals and Schedules to this Agreement shall be deemed to form an integral part of this Agreement.

1.3	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Reference to any particular gender shall include reference to the masculine, feminine and neuter gender as the case may be; words denoting the singular shall include the plural and vice versa.

1.5	Each of the expressions “the First Vendor”, “the Second Vendor”, “the Third Vendor”, “the Vendors” and “the Purchaser” and their respective variants shall, where the context permits, includes the respective successors, permitted assigns and sureties.

1.6	References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

1.7	Save as otherwise defined herein or where the context clearly otherwise requires:

(a)	the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(c)	the word “or” shall not be interpreted as exclusive; and

(d)	“including” shall mean “including without limitation”.

1.8	References to "this Agreement" or to any other agreement or document referred to in this Agreement means this agreement or such other agreement or document as amended, varied, supplemented, modified or novated from time to time, and includes the Schedule and any schedules to any such other agreement or document.

1.9	In this Agreement a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that (a) (subject to paragraph (b) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

2.	Sale and Purchase of the Sale Shares

2.1	At Completion, subject to the terms and conditions of this Agreement, including the satisfaction or (as the case may be) the waiver of the Conditions:

(a)	the First Vendor shall as legal and beneficial owner sell to the Purchaser and the Purchaser shall purchase from the First Vendor all the First Sale Shares free and clear of all Encumbrances and together with all rights attaching to them as at Completion, including but not limited to all rights to any dividend or other distribution declared, made, paid or payable after the Completion Date;

(b)	the Second Vendor shall as legal and beneficial owner sell to the Purchaser and the Purchaser shall purchase from the Second Vendor all the Second Sale Shares free and clear of all Encumbrances and together with all rights attaching to them as at Completion, including but not limited to all rights to any dividend or other distribution declared, made, paid or payable after the Completion Date;

(c)	the Third Vendor shall as legal and beneficial owner sell to the Purchaser and the Purchaser shall purchase from the Third Vendor all the Third Sale Shares free and clear of all Encumbrances and together with all rights attaching to them as at Completion, including but not limited to all rights to any dividend or other distribution declared, made, paid or payable after the Completion Date.

2.2	The Purchaser and the Vendors shall not be obliged to complete the sale and purchase of any of the Sale Shares hereunder unless the sale and purchase of all of the Sale Shares is completed simultaneously, but nothing in this Clause shall be construed as waiving the liability of any of the Purchaser or the Vendors in respect of any antecedent breach that is the cause of the inability to complete the sale and purchase of all the Sale Shares simultaneously.

3.	Consideration

3.1	The total purchase price for the Sale Shares shall be the Consideration and shall be settled by the payment of cash allocated to the Vendors in accordance with Recital (C).

3.2	The Purchaser shall on or before 30 June 2016 pay to the Vendors HK$100,000,000 by way of refundable deposit towards the Consideration payable on Completion, in the following manner:

(a)	HK$49,635,796.00 shall be paid to the First Vendor by credit to such Hong Kong dollar bank account in Hong Kong as the First Vendor has designated in writing to the Purchaser not later than the third Business Day after the date hereof;

(b)	HK$26,847,034.30 shall be paid to the Second Vendor by credit to such Hong Kong dollar bank account in Hong Kong as the Second Vendor has designated in writing to the Purchaser not later than the third Business Day after the date hereof; and

(c)	HK$23,517,169.60 shall be paid to the Third Vendor by credit to such Hong Kong dollar bank account in Hong Kong as the Third Vendor has designated in writing to the Purchaser not later than the third Business Day after the date hereof.

3.3	In the event that Completion does not occur, otherwise than as a result of the Purchaser’s default, then the First Vendor shall refund the First Deposit to the Purchaser not later than the Designated Time, the Second Vendor shall refund the Second Deposit to the Purchaser not later than the Designated Time and the Third Vendor shall refund the Third Deposit to the Purchaser not later than the Designated Time. Such refund shall be free of all bank charges which shall be borne by and settled by the Party making the refund.

4.	Conditions to Completion

4.1	Completion is conditional upon:

(a)	all necessary approvals and consents required to be obtained by any of the Vendors and/or the Purchaser from any government authority or other third party in respect of this Agreement and/or the transactions contemplated hereunder being obtained unconditionally and irrevocably, or where such approval or consent is given subject to conditions, on such conditions as are acceptable to the relevant Vendors and/or the Purchaser affected, in each case acting reasonably, including in the case of the Purchaser the approval of the independent shareholders of the Purchaser’s parent company Xiao Nan Guo Restaurants Holdings Limited for the Acquisition;

(b)	the Purchaser being reasonably satisfied with the results of due diligence on the Group and its business and affairs;

(c)	the Purchaser receiving a Cayman law legal opinion (in form and substance satisfactory to the Purchaser) as issued by Cayman legal counsel acting for the Vendors acceptable to the Purchaser covering such matters as are relevant to this Agreement and the transactions contemplated hereunder including but not limited to whether the transactions contemplated hereunder are in compliance with Applicable Law and/or the contracts relating to the issuance, transfer and/or resale of the Sale Shares as applicable to the Vendors;

(d)	Xiao Nan Guo Restaurants Holdings Limited, which is the parent company of the Purchaser, closing its contemporaneous rights issue to raise funding for the Consideration;

(e)	the Vendor Warranties remaining true and accurate in all material respects and not misleading in any respect as of the Completion Date by reference to the facts and circumstances subsisting as at the Completion Date and the Vendors having performed all their obligations under this Agreement which are required to be performed by them at or prior to the Completion Date;

(f)	there having occurred since the date of this Agreement up to Completion Date no Material Adverse Effect with respect of any member of the Group; and

(g)	there having been promulgated, put into effect, commenced, granted or issued since the date of this Agreement and subsisting or pending as at the Completion Date, no statute, regulation, proceeding, or Order pertaining to any member of the Group or a Vendor which would or could reasonably be expected to prohibit or restrict the consummation of the transactions contemplated under this Agreement.

4.2	(a)	The Purchaser may, in its absolute discretion, waive the Conditions in Clauses 4.1, in the case of Clause 4.1(a) to the extent it relates to approvals and consents for the Vendors or for the Purchaser’s parent company, at any time by specific notice in writing to such effect to the Vendors.

(b)	The Vendors may, in their absolute discretion, waive the Condition in Clause 4.1(a) to the extent it relates to approvals and consents for the Purchaser other than approvals and consents relating to the Purchaser’s parent company, at any time by specific notice in writing to such effect to the Purchaser.

4.3	The Parties hereto shall use their best endeavors to procure the fulfillment prior to the Long Stop Date of all of the Conditions, unless waived by the Purchaser or the Vendors as the case may be pursuant to Clause 4.2.

4.4	The Vendors shall:

(a)	give or procure that the Purchaser and/or any persons authorized by it shall be given all such access to the books, documents, title deeds, records, returns, approvals, correspondence, accounts and other information and premises which are in their possession or over which they have control as may reasonably be requested by or on behalf of the Purchaser for the purpose of carrying out the review described in Clause 4.1(b) above or receiving the legal opinion described in Clause 4.1(c) above;

(b)	permit them for the purpose of such review to take copies of any such books, documents, title deeds, records, returns, approvals, correspondence and accounts (subject to return in the event Completion does not successfully occur); and

(c)	procure that their directors and employees and other persons over whom they have control promptly and expeditiously give all such information and explanations to any of such persons as may reasonably be requested by such persons for the aforesaid purpose.

4.5	The Vendors shall provide to the Purchaser on a prompt and expeditious basis all such information and assistance as would be necessary in order for Xiao Nan Guo Restaurants Holdings Limited to seek the approval of its shareholders pursuant to the Listing Rules as described in Clause 4.1(a) or to carry out the rights issue described in Clause 4.1(d), including the provision, for inclusion into any announcements and/or circulars, of confirmations from the Vendors and/or their directors that they are responsible for the truth, accuracy and completeness of information relating to or provided by them.

4.6	Save as otherwise expressly provided herein, if the Conditions set out in Clauses 4.1(a), (b), (c) and (d) shall not have been fulfilled or waived by the Purchaser or the Vendors as the case may be pursuant to Clause 4.2 by the Long Stop Date, or the Conditions set out in Clauses 4.1(e), (f) and (g) are not fulfilled or waived by the Purchaser or the Vendors as the case may be pursuant to Clause 4.2 on the Completion Date, or if the Purchaser shall exercise its right under Clause 5.4(c) or Clause 6.8, or if the Vendors shall exercise their right under Clause 5.5(c), this Agreement and everything herein contained shall become null and void and of no effect, except for Clauses 8, 9, 10 and 11 which shall remain in full force and effect, and subject to any Liability of any Party in respect of any antecedent breach of this Agreement.

5.	Completion

5.1	Subject to the terms and provisions of this Agreement and the satisfaction or as the case may be waiver in accordance with Clause 4.2 of the Conditions, Completion shall take place at 11:00 am on the Completion Date at Suites 3201-5, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong, or at such other time, date and/or place as the Parties may agree in writing.

5.2	At Completion:

(a)	the First Vendor shall deliver to the Purchaser:

(i)	written confirmation of the First Vendor signed by a director of the First Vendor, in form satisfactory to the Purchaser, confirming to the Purchaser that the Condition set out in Clause 4.1(a) has been satisfied with respect to the First Vendor;

(ii)	a certificate of the First Vendor signed by a director of the First Vendor, in form satisfactory to the Purchaser, certifying to the Purchaser that the Condition set out in Clause 4.1(e) has been satisfied with respect to the First Vendor to the extent of the Vendor Warranties which are given by the First Vendor whether severally or jointly with the other Vendors and the performance by the First Vendor of all covenants and agreements required to be performed by it under this Agreement on or prior to the Completion Date;

(iii)	a copy of the board resolutions duly passed by director(s) of the First Vendor, in form satisfactory to the Purchaser and certified true by a director of the First Vendor, evidencing the approval by the First Vendor of (1) the sale of the First Sale Shares to the Purchaser; and (2) this Agreement and any other agreements to be made pursuant thereto or in respect thereof and their execution and performance by the First Vendor; and

(iv)	to the extent sufficient for the transfer agent of the Target Shares to effect transfer of the First Sale Shares from the First Vendor to the Purchaser, (1) good and sufficient certificates for the First Sale Shares properly endorsed or otherwise in proper form for transfer, executed in blank or accompanied by duly executed blank stock powers (including signature guarantees in accordance with standard securities industry practice); (2) such proof of identity and genuineness of signatures as the transfer agent requires; (3) any transfer stamps that may be required; (4) all applicable taxes and governmental charges; subject, however, in each case, to the terms and conditions stipulated under Applicable Law; and (5) the production of evidence of compliance with such reasonable regulations as the transfer agent and the Target may establish;

(b)	the Second Vendor shall deliver to the Purchaser:

(i)	written confirmation of the Second Vendor signed by a director of the Second Vendor, in form satisfactory to the Purchaser, confirming to the Purchaser that the Condition set out in Clause 4.1(a) has been satisfied with respect to the Second Vendor;

(ii)	a certificate of the Second Vendor signed by a director of the Second Vendor, in form satisfactory to the Purchaser, certifying to the Purchaser that the Condition set out in Clause 4.1(e) has been satisfied with respect to the Second Vendor to the extent of the Vendor Warranties which are given by the Second Vendor whether severally or jointly with the other Vendors and the performance by the Second Vendor of all covenants and agreements required to be performed by it under this Agreement on or prior to the Completion Date;

(iii)	a copy of the board resolutions duly passed by director(s) of the Second Vendor, in form satisfactory to the Purchaser and certified true by a director of the Second Vendor, evidencing the approval by the Second Vendor of (1) the sale of the Second Sale Shares to the Purchaser; and (2) this Agreement and any other agreements to be made pursuant thereto or in respect thereof and their execution and performance by the Second Vendor; and

(iv)	to the extent sufficient for the transfer agent of the Target Shares to effect transfer of the Second Sale Shares from the Second Vendor to the Purchaser, (1) good and sufficient certificates for the Second Sale Shares properly endorsed or otherwise in proper form for transfer, executed in blank or accompanied by duly executed blank stock powers (including signature guarantees in accordance with standard securities industry practice); (2) such proof of identity and genuineness of signatures as the transfer agent requires; (3) any transfer stamps that may be required; (4) all applicable taxes and governmental charges; subject, however, in each case, to the terms and conditions stipulated under Applicable Law; and (5) the production of evidence of compliance with such reasonable regulations as the transfer agent and the Target may establish;

(c)	the Third Vendor shall deliver to the Purchaser:

(i)	written confirmation of the Third Vendor signed by a director of the Third Vendor, in form satisfactory to the Purchaser, confirming to the Purchaser that the Condition set out in Clause 4.1(a) has been satisfied with respect to the Third Vendor;

(ii)	a certificate of the Third Vendor signed by a director of the Third Vendor, in form satisfactory to the Purchaser, certifying to the Purchaser that the Condition set out in Clause 4.1(e) has been satisfied with respect to the Third Vendor to the extent of the Vendor Warranties which are given by the Third Vendor whether severally or jointly with the other Vendors and the performance by the Third Vendor of all covenants and agreements required to be performed by it under this Agreement on or prior to the Completion Date;

(iii)	a copy of the board resolutions duly passed by director(s) of the Third Vendor, in form satisfactory to the Purchaser and certified true by a director of the Third Vendor, evidencing the approval by the Third Vendor of (1) the sale of the Third Sale Shares to the Purchaser; and (2) this Agreement and any other agreements to be made pursuant thereto or in respect thereof and their execution and performance by the Third Vendor; and

(iv)	to the extent sufficient for the transfer agent of the Target Shares to effect transfer of the Third Sale Shares from the Third Vendor to the Purchaser, (1) good and sufficient certificates for the Third Sale Shares properly endorsed or otherwise in proper form for transfer, executed in blank or accompanied by duly executed blank stock powers (including signature guarantees in accordance with standard securities industry practice); (2) such proof of identity and genuineness of signatures as the transfer agent requires; (3) any transfer stamps that may be required; (4) all applicable taxes and governmental charges; subject, however, in each case, to the terms and conditions stipulated under Applicable Law; and (5) the production of evidence of compliance with such reasonable regulations as the transfer agent and the Target may establish;

(d)	the Vendors shall deliver to the Purchaser:

(i)	a certificate of the Vendors signed by a director of each of the Vendors, in form satisfactory to the Purchaser, certifying to the Purchaser that the Conditions set out in Clauses 4.1(f) and (g) have been satisfied with respect to the Group;

(ii)	a compact disk or USB drive containing an electronic copy of all material correspondence relating to their prior ownership of the Sale Shares to the extent relevant to the Purchaser as purchaser of the same, together with an numbered index to the same.

5.3	At Completion, the Purchaser shall, against compliance in full by the Vendors of their obligations set out in Clause 5.2:

(a)	deliver to the First Vendor:

(i)	written confirmation of the Purchaser signed by a director of the Purchaser, in the same form as required under Clause 5.2(a)(i) mutatis mutandis, confirming that the Condition set out in Clause 4.1(a) has been satisfied with respect to the Purchaser;

(ii)	a copy of the board resolutions duly passed by directors of the Purchaser, in form satisfactory to the Vendors and certified true by a director of the Purchaser, evidencing the approval by the Purchaser of (1) the purchase of, the First Sale Shares from the First Vendor; the Second Sale Shares from the Second Vendor; and the Third Sale Shares from the Third Vendor; and (2) this Agreement and any other agreements to be made pursuant thereto or in respect thereof and their execution and performance by the Purchaser; and

(iii)	a cheque in the name of the First Vendor for the amount of the First Consideration less the First Deposit;

(b)	deliver to the Second Vendor:

(i)	written confirmation of the Purchaser signed by a director of the Purchaser, in the same form as required under Clause 5.2(b)(i) mutatis mutandis, confirming that the Condition set out in Clause 4.1(a) has been satisfied with respect to the Purchaser;

(ii)	a copy of the board resolutions duly passed by directors of the Purchaser, in form satisfactory to the Vendors and certified true by a director of the Purchaser, evidencing the approval by the Purchaser of (1) the purchase of, the First Sale Shares from the First Vendor; the Second Sale Shares from the Second Vendor; and the Third Sale Shares from the Third Vendor; and (2) this Agreement and any other agreements to be made pursuant thereto or in respect thereof and their execution and performance by the Purchaser; and

(iii)	a cheque in the name of the Second Vendor for the amount of the Second Consideration less the Second Deposit;

(c)	deliver to the Third Vendor:

(i)	written confirmation of the Purchaser signed by a director of the Purchaser, in the same form as required under Clause 5.2(c)(i) mutatis mutandis, confirming that the Condition set out in Clause 4.1(a) has been satisfied with respect to the Purchaser;

(ii)	a copy of the board resolutions duly passed by directors of the Purchaser, in form satisfactory to the Vendors and certified true by a director of the Purchaser, evidencing the approval by the Purchaser of (1) the purchase of, the First Sale Shares from the First Vendor; the Second Sale Shares from the Second Vendor; and the Third Sale Shares from the Third Vendor; and (2) this Agreement and any other agreements to be made pursuant thereto or in respect thereof and their execution and performance by the Purchaser; and

(iii)	a cheque in the name of the Third Vendor for the amount of the Third Consideration less the Third Deposit.

5.4	Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of this Agreement required to be performed by the Vendors under this Agreement on or prior to the Completion Date and in particular, under Clause 5.2, are not complied with by any Vendor on or before the Completion Date, the Purchaser may:

(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.4 shall apply to Completion as so deferred);

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder whether under this Agreement generally or under this Clause 5 to the extent that any Vendor shall not have complied with its obligations thereunder); or

(c)	rescind this Agreement without prejudice to any of its rights in respect of such default.

5.5	Without prejudice to any other remedies available to the Vendors, if in any respect the provisions of this Agreement required to be performed by the Purchaser under this Agreement on or prior to the Completion Date and in particular, under Clause 5.3, are not complied with by the Purchaser on or before the Completion Date, the Vendors may:

(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.5 shall apply to Completion as so deferred);

(b)	proceed to Completion so far as practicable (without prejudice to their rights hereunder whether under this Agreement generally or under this Clause 5 to the extent that the Purchaser shall not have complied with its obligations thereunder); or

(c)	rescind this Agreement without prejudice to any of their rights in respect of such default.

6.	Vendor Warranties

6.1	The Vendors hereby represent, warrant and undertake to the Purchaser (to the intent that the provisions of this Clause 6.1 shall continue to have full force and effect notwithstanding Completion) in the terms set out in Schedule 2, jointly and severally or severally as the case may be as therein indicated, and acknowledge that the Purchaser in entering into this Agreement is relying on the Vendor Warranties so provided by them, on the basis that the Vendor Warranties provided by them are as at the date hereof and shall on each day up to and including the Completion Date be true, accurate and complete in all material respects, in each case with reference to the facts and circumstances then existing.

6.2	Each of the Vendor Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Vendor Warranty or any other term of this Agreement.

6.3	No information of which the Purchaser already has any knowledge, and no investigation by or on behalf of the Purchaser including any due diligence carried out under Clause 4.1(b) or any information received in relation to the preparation of the legal opinion to be delivered under Clause 4.1(c), shall prejudice any claim made by the Purchaser under any of the Vendor Warranties or be deemed a disclosure that operates to reduce any amount recoverable.

6.4	Each of the Vendors hereby waives any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given or by the directors, officers or employees of any member of the Group in connection with the giving of the Vendor Warranties provided by it.

6.5	Each of the Vendors shall not and shall use their reasonable best endeavours to procure that the members of the Group shall not (save only as may be necessary to give effect to this Agreement) do, allow or procure any act or omission prior to Completion which would constitute a breach of any of the Vendor Warranties provided by it respectively if they were given at any and all times from the date hereof to Completion or which would make any of the Vendor Warranties provided by it respectively inaccurate or misleading if they were so given.

6.6	In addition to the rights of the Purchaser at common law in respect of any breach of any of the Vendor Warranties and notwithstanding that the transactions contemplated by this Agreement shall have already been completed, each of the Vendors hereby undertakes and agrees to indemnify, defend and hold harmless the Purchaser on demand, from and against the entirety of any and all Adverse Consequences that any of them may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by:

(a)	a breach of the relevant Vendor Warranties or any other representation or warranty of the Vendor made in any certificate or other document delivered or given pursuant to this Agreement;

(b)	any breach or violation of any of the agreements, undertakings or covenants made by the Vendor in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement.

6.7	From the date hereof up to the Completion Date, each of the Vendors shall promptly notify the Purchaser in writing if such Party becomes aware of any fact or condition that at any time causes or constitutes a breach of or is materially inconsistent with any of the Vendor Warranties provided by it if they were given at any and all times from the date hereof up to Completion or would otherwise have or be likely to have a Material Adverse Effect with respect to any member of the Group, and during the same period, each of the Vendors shall promptly notify the Purchaser in writing of the occurrence of any breach of any its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of the Conditions impossible, provided that no disclosure pursuant to this paragraph shall be viewed as a waiver of any of such covenants or the Conditions or any breach thereof by the Purchaser nor shall the disclosure affect the Purchaser’s rights arising under the indemnifications or other covenants, agreements or undertakings provided by the Vendors herein.

6.8	In the event of it becoming apparent on or before Completion that any of the Vendor Warranties or any other term of this Agreement is breached in material respect by any Party other than the Purchaser, the Purchaser may rescind this Agreement by notice in writing to the other Parties without prejudice to any rights it may have in respect of the alleged breach or rescission hereof.

7.	Undertakings

7.1	Each of the Vendors shall use its commercially reasonable efforts to procure (subject to any contrary express written instruction from the Purchaser) that the relationships of the members of the Group with its customers, employees, suppliers and others with whom they deal in connection with their business are preserved in all material respects in the ordinary course of business and that its business and operations are conducted until Completion in the ordinary course of business and in substantially the same manner as it was conducted prior to the date hereof.

7.2	For the purpose of assuring to the Purchaser the benefit of the business and goodwill of the Group, each of the Vendors hereby further undertakes that neither it nor any of its associates shall, without the Purchaser’s prior written consent which shall not be unreasonably withheld or delayed:

(a)	at any time after Completion until the expiration of the Restricted Period, use or disclose to any third person or fail to use its best endeavors to prevent the publication or disclosure of any information concerning the business, accounts or finances of the Group or any of its client or customer information or affairs except where such action is taken for and behalf of the Group in the course of its business;

(b)	in any Relevant Capacity at any time during the Restricted Period:

(i)	directly or indirectly solicit, interfere with, employ or endeavor to entice away from the Group with a view to competing with the Group any person who, to its knowledge, is, or has during the six months preceding the commencement of the Restricted Period been, a client, customer or employee of, or in the habit of dealing with, the Group; or

(ii)	directly or indirectly carry on or be engaged or concerned or interested in the PRC or the United States, a business which competes directly or indirectly with the business of the Group; or

(iii)	at any time use in the PRC or the United States the name or trading style of the Target, or any trade marks or logos or device similar in appearance to any trade marks used by any member of the Group, or represent itself as carrying on or continuing or being connected with such companies for any purpose whatsoever except where such action is taken for and behalf of any member of the Group in the course of its business.

7.3	It is agreed that if any one or more of the restrictions contained in Clause 7.3 shall either taken by itself or together be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of the Purchaser and/or any member of the Group but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then such restrictions shall apply with such deletion, restriction or limitation as the case may be.

7.4	On and from the Completion Date, each of the Vendors hereby jointly and severally, irrevocably, absolutely and unconditionally for itself and its associates releases and discharges the members of the Group and, to the extent any member of the Group has vicarious liability in respect of the same, of its officers, directors, employees, shareholders and assigns, from any liability whatsoever (including liability for any antecedent breach), whether known or unknown, which they may have to the Vendors or their respective associates.

7.5	Each of the Vendors hereby undertakes to (a) take all reasonable steps necessary to effectuate the transfer of the Sale Shares to the Purchaser as contemplated herein; and (b) provide the Purchaser all documentation effectuating such transfer.

8.	Confidentiality of Information

8.1	Each of the Parties undertakes with the other Party that it shall treat as strictly confidential all information received or obtained by it or its employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or information in relation to the Vendors and the Purchaser and relating to the Group obtained by it pursuant to this Agreement and subject to the provisions of Clause 11.2 that it shall not at any time hereafter make use of or disclose or divulge to any person any such information and shall use its best endeavors to prevent the publication or disclosure of any such information.

8.2	The restrictions contained in Clause 11.1 shall not apply so as to prevent each Party from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which such Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of Clause 11 shall apply to and each Party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to them) or any disclosure required in connection with any Proceedings nor shall the restrictions apply in respect of any information which comes or has already come into the public domain otherwise than by a breach of this Clause 11 by any Party.

9.	Notices

9.1	Any notice or other communication to be given under this Agreement shall be in writing in the English or Chinese language and be given by facsimile, post, courier or personal delivery and shall be deemed to have been given when dispatched with confirmed receipt as evidenced by the transmission report generated at the end of the transmission of such facsimile by the facsimile machine used for such transmission (if given by facsimile) or on the second Business Day after posting if posted to an address in the same country or on the third Business Day after posting if international (if given by post) or when actually received as evidenced by the courier’s written confirmation to the sender (if given by courier) or when delivered (if given by hand). Any notice given on a day which is not a Business Day shall be deemed to be given on the Business Day immediately after that day.

9.2	Each notice or other communication shall be sent or addressed or delivered to the appropriate facsimile number or address specified below (and, in the case of any subsequent change of the facsimile number or address, a Party shall give not less than five days’ prior written notice in accordance with the provisions of this Agreement, stating in clear terms the intention to change the facsimile number or address, as the case may be):

To the Purchaser (except for the purposes of Clause 11):

Address	:	6F, East Bldg., 777 Jiamusi Road, Shanghai
Facsimile	:	(86 21) 2525 9999
Attention	:	Zhu Xiaoxia

To the First Vendor:

Address	:	Unit 801-802, 8F Shui On Centre, No. 6-8 Harbour Road, Wan Chai Hong Kong
Facsimile	:	(852) 2893 6388
Attention	:	Ms Li Zhenzhen

To the Second Vendor:

Address	:	Unit 801-802, 8F Shui On Centre, No. 6-8 Harbour Road, Wan Chai Hong Kong
Facsimile	:	(852) 2893 6388
Attention	:	Ms Li Zhenzhen

To the Third Vendor:

Address	:	Unit 801-802, 8F Shui On Centre, No. 6-8 Harbour Road, Wan Chai Hong Kong
Facsimile	:	(852) 2893 6388
Attention	:	Ms Li Zhenzhen

10.	General

10.1	Each Party shall pay its own costs of and incidental to this Agreement and the transactions hereunder contemplated.

10.2	Any time, date or period mentioned in this Agreement may be extended by written agreement between the Parties or otherwise as provided herein, but otherwise and except as expressly provided, as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

10.3	Upon and after Completion, the Vendors shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement, to vest the full legal and beneficial interest in the Sale Shares in the Purchaser. The Vendors shall on a joint and several basis bear the costs of and incidental to any act, deed, document, or thing done or executed hereunder.

10.4	Save as otherwise contemplated in this Agreement, any right of rescission conferred upon the Purchaser hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Purchaser may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by the Purchaser of any such other right or remedy. The Purchaser reserves its remedy of specific performance, in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, this shall not extinguish any right to damages to which the Purchaser may be entitled in respect of the breach of this Agreement including damages representing interest paid or lost by them by reason of any other Party’s failure).

10.5	Save as otherwise contemplated in this Agreement, any right of rescission conferred upon the Vendors hereby shall be in addition to and without prejudice to all other rights and remedies available to them (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Vendors may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by the Vendors of any such other right or remedy. The Vendors reserve their remedy of specific performance, in addition to and without prejudice to all other rights and remedies available to them (and, without prejudice to the generality of the foregoing, this shall not extinguish any right to damages to which the Vendors may be entitled in respect of the breach of this Agreement including damages representing interest paid or lost by them by reason of any other Party’s failure).

10.6	No failure of any Party to exercise, and no delay or forbearance in exercising, any right, power, privilege or remedy in respect of any provision of this Agreement shall impair or operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

10.7	If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, illegal, void, invalid or unenforceable under the laws of any jurisdiction affecting any of the Parties hereto or their properties or assets, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement shall not be affected in any other jurisdiction.

10.8	All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion except insofar as they set out obligations which have been fully performed at Completion or for provisions which expire or terminate by their own terms.

10.9	This Agreement constitutes the whole agreement between the Parties and supersedes any previous agreements, understanding or arrangements between them relating to the subject matter hereof and supersedes and extinguishes any other prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to the same. Each Party represents, warrants and agrees that in executing and entering into this Agreement, he or she or it is not relying upon and has not relied upon any representation, promise, or statement made by anyone that is not expressly referenced, recited, contained or embodied in this Agreement.

10.10	No variations of this Agreement shall be effective unless made in writing and executed by duly authorized representatives of the Parties.

10.11	This Agreement shall be binding upon and inure for the benefit of the successors and permitted assigns of the Parties. The Purchaser shall have the right to assign its rights and remedies under this Agreement to any transferee of the Sale Shares without consent of any of the Vendors. Save as provided above, no benefit or claim under this Agreement may be assigned to another person without the prior written consent of the other Parties.

10.12	The terms and provisions of this Agreement are intended for the benefit of the Parties and their successors or permitted assigns, and it is not the intention of the Parties hereto to confer any third-party beneficiary rights upon any other Person nor may any provision hereof be enforced by any other Person. Any person other than a Party or its successors or permitted assigns shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce, or to enjoy the benefit of, any term of this Agreement.

10.13	This Agreement may be executed in any number of counterparts which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

11.	Governing Law and Submission to Jurisdiction

11.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

11.2	In relation to any Proceedings, each of the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient or inappropriate forum. Such submission shall not affect the right of any Party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

11.3	Each of the Parties which is not a Hong Kong company hereby irrevocably appoints the person cited against its name below as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment, notice or other legal process in Hong Kong. If for any reason the agent so cited (or its successor) no longer serves as its agent for this purpose or no longer has an address in Hong Kong, it shall promptly appoint a successor agent with an address in Hong Kong reasonably acceptable (in the case of any party other than the Purchaser) to the Purchaser, or (in the case of the Purchaser) to the Vendors, and deliver a copy of the new process agent’s acceptance of appointment to (in the case of any party other than the Purchaser) the Purchaser, or (in the case of the Purchaser) to the Vendors, provided that until such copy is received the agent named below (or its said successor) may still be treated as the process agent hereunder for the purpose of this Clause and service on such agent named below (or its said successor) will continue to be valid service hereunder. It shall be effective service to serve process on the last known address in Hong Kong of the last known process agent notwithstanding that such process agent is no longer found at such address or has ceased to act provided that a copy of the Proceedings is also sent to the relevant party which appointed such agent at its current registered office or principal place of business wherever situated. Any legal process shall be sufficiently served if delivered to its process agent as appointed hereunder for service (or its said successor) at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the relevant party which appointed such agent. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

MOONLIGHT VISTA LIMITED	c/o Xiao Nan Guo Restaurants Holdings Limited Suites 3201-5, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong
JADE INVESTMENTS VENTURES LIMITED	c/o Asia Global Develop Limited Unit 801-802, 8F Shui On Centre, No. 6-8 Harbour Road, Wan Chai Hong Kong

SIGNATURE PAGE

IN WITNESS WHEREOF the Parties hereto have signed this Agreement on the date first written above.

SIGNED by	)
)
for and on behalf of	)
MOONLIGHT VISTA LIMITED	) /s/ Huimin Wang
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
)
ASIA GLOBAL DEVELOP	) /s/ Yu Nan Wen
LIMITED in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
JADE INVESTMENTS	) /s/Wu Yawen
VENTURES LIMITED in the	)
presence of:	)

SIGNED by	)
)
for and on behalf of	)
MARKLAND (HONG KONG)	) /s/ Chen Lingdan
PLANNING LIMITED in the	)
presence of:	)

SCHEDULE 1 : PARTICULARS OF THE TARGET

The Target : WOWO LIMITED

1.	Place of incorporation:	Cayman Islands
2.	Date of incorporation:	13 July 2011
4.	Registered office:	Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands
6.	Authorized share capital / total investment:	5,000,000,000 ordinary shares / US$ 50,000
7.	Issued share capital:	1,444,711,838 ordinary shares
8.	Directors:	Maodong Xu Xiaoxia Zhu Jianguang Wu Huimin Wang Feng Pan Liyun Cao Tianruo (Robert) Pu Tony C. Luh Min Zhou Frank Zhigang Zhao
9.	Financial year end:	31 December
10.	Auditors:	Deloitte Touche Tohmatsu Certified Public Accountants LLP

11.	Simplified group chart showing members of the Group:

Wowo Limited
(Cayman)
100%
New Admiral Limited
(Cayman)
100%
Join Me Group (HK) Investment Company Limited
(Hong Kong)
100%
Join Me Group Supply Chain Management
Company Limited
(Hong Kong)
Offshore
100%
PRC Onshore
Shanghai Zhongming Supply Chain Management
Co., Ltd.
("Our WFOE")
Shanghai Zhongmin Supply Chain Management
Co., Ltd. (1)
("Our VIE")
equity ownership
contractual relationship

SCHEDULE 2 : VENDOR WARRANTIES

1.	Vendor Warranties provided only by the First Vendor

1.1.	The First Sale Shares

(A)	The First Sale Shares comprise 70,435,164 Target Shares representing 4.88% of the issued share capital of the Target.

(B)	The First Vendor is the legal and beneficial owner of the First Sale Shares free and clear of all and any Encumbrances.

(C)	The First Sale Shares will be transferred by the First Vendor under this Agreement at Completion as legal and beneficial owner free and clear of all and any Encumbrances in compliance with all Applicable Law and/or the contracts relating to the issuance, transfer and/or resale of the First Sale Shares as applicable to the First Vendor.

1.2.	Capacity of the First Vendor

(A)	The First Vendor is duly incorporated and validly existing under the laws of the place of its incorporation with power to conduct its business in the manner presently conducted and has the full capacity and power to execute, deliver, enter into and perform its obligations under this Agreement and the agreements ancillary or made pursuant thereto and to carry out the transactions contemplated thereunder.

(B)	Save as set out in the Condition in Clause 4.1(a), all approvals, authorizations and procedures for the First Vendor to execute and perform this Agreement and the other agreements ancillary or made pursuant thereto have been validly obtained and are unconditional and in full force.

(C)	The execution and delivery of, and the performance by the First Vendor of its obligations under this Agreement and the other agreements ancillary or made pursuant thereto shall not:

(1)	result in a breach of any provision of the memorandum or bye-laws (or equivalent constitutive documents) of the First Vendor; or

(2)	result in a breach or cancellation or termination of any of the terms or conditions of, or constitute a default under, any agreement, commitment or other instrument to which the First Vendor is a party or by which the First Vendor is bound or affected; or

(3)	result in a breach of or violate any Applicable Laws to which the First Vendor is a party or by which the First Vendor is bound or affected; or

(4)	require the consent of any person other than such as already given or waived or to be given or waived on or before Completion.

(D)	This Agreement constitutes and the other agreements ancillary or made pursuant thereto shall, when executed, constitute, legal, valid and binding obligations of the First Vendor enforceable in accordance with their respective terms.

1.3.	Arrangements with members of the Group

No indebtedness (actual or contingent) and no contract or arrangement is outstanding between any member of the Group and the First Vendor or any affiliate of the First Vendor.

1.4.	Affiliate

The First Vendor is not and none of the direct or indirect shareholders of the First Vendor is an “affiliate” of the Target, as such term is defined by Rule 405 promulgated under the Securities Act of 1933, as amended.

2.	Vendor Warranties provided only by the Second Vendor

2.1.	The Second Sale Shares

(A)	The Second Sale Shares comprise 38,115,693 Target Shares representing 2.64% of the issued share capital of the Target.

(B)	The Second Vendor is the legal and beneficial owner of the Second Sale Shares free and clear of all and any Encumbrances.

(C)	The Second Sale Shares will be transferred by the Second Vendor under this Agreement at Completion as legal and beneficial owner free and clear of all and any Encumbrances in compliance with all Applicable Law and/or the contracts relating to the issuance, transfer and/or resale of the Second Sale Shares as applicable to the Second Vendor.

2.2.	Capacity of the Second Vendor

(A)	The Second Vendor is duly incorporated and validly existing under the laws of the place of its incorporation with power to conduct its business in the manner presently conducted and has the full capacity and power to execute, deliver, enter into and perform its obligations under this Agreement and the agreements ancillary or made pursuant thereto and to carry out the transactions contemplated thereunder.

(B)	Save as set out in the Condition in Clause 4.1(a), all approvals, authorizations and procedures for the Second Vendor to execute and perform this Agreement and the other agreements ancillary or made pursuant thereto have been validly obtained and are unconditional and in full force.

(C)	The execution and delivery of, and the performance by the Second Vendor of its obligations under this Agreement and the other agreements ancillary or made pursuant thereto shall not:

(1)	result in a breach of any provision of the memorandum or bye-laws (or equivalent constitutive documents) of the Second Vendor; or

(2)	result in a breach or cancellation or termination of any of the terms or conditions of, or constitute a default under, any agreement, commitment or other instrument to which the Second Vendor is a party or by which the Second Vendor is bound or affected; or

(3)	result in a breach of or violate any Applicable Laws to which the Second Vendor is a party or by which the Second Vendor is bound or affected; or

(4)	require the consent of any person other than such as already given or waived or to be given or waived on or before Completion.

(D)	This Agreement constitutes and the other agreements ancillary or made pursuant thereto shall, when executed, constitute, legal, valid and binding obligations of the Second Vendor enforceable in accordance with their respective terms.

2.3.	Arrangements with members of the Group

No indebtedness (actual or contingent) and no contract or arrangement is outstanding between any member of the Group and the Second Vendor or any affiliate of the Second Vendor.

2.4.	Affiliate

The Second Vendor is not and none of the direct or indirect shareholders of the Second Vendor is an “affiliate” of the Target, as such term is defined by Rule 405 promulgated under the Securities Act of 1933, as amended.

3.	Vendor Warranties provided only by the Third Vendor

3.1.	The Third Sale Shares

(A)	The Third Sale Shares comprise 33,364,023 Target Shares representing 2.31% of the issued share capital of the Target.

(B)	The Third Vendor is the legal and beneficial owner of the Third Sale Shares free and clear of all and any Encumbrances.

(C)	The Third Sale Shares will be transferred by the Third Vendor under this Agreement at Completion as legal and beneficial owner free and clear of all and any Encumbrances in compliance with all Applicable Law and/or the contracts relating to the issuance, transfer and/or resale of the Third Sale Shares as applicable to the Third Vendor.

3.2.	Capacity of the Third Vendor

(A)	The Third Vendor is duly incorporated and validly existing under the laws of the place of its incorporation with power to conduct its business in the manner presently conducted and has the full capacity and power to execute, deliver, enter into and perform its obligations under this Agreement and the agreements ancillary or made pursuant thereto and to carry out the transactions contemplated thereunder.

(B)	Save as set out in the Condition in Clause 4.1(a), all approvals, authorizations and procedures for the Third Vendor to execute and perform this Agreement and the other agreements ancillary or made pursuant thereto have been validly obtained and are unconditional and in full force.

(C)	The execution and delivery of, and the performance by the Third Vendor of its obligations under this Agreement and the other agreements ancillary or made pursuant thereto shall not:

(1)	result in a breach of any provision of the memorandum or bye-laws (or equivalent constitutive documents) of the Third Vendor; or

(2)	result in a breach or cancellation or termination of any of the terms or conditions of, or constitute a default under, any agreement, commitment or other instrument to which the Third Vendor is a party or by which the Third Vendor is bound or affected; or

(3)	result in a breach of or violate any Applicable Laws to which the Third Vendor is a party or by which the Third Vendor is bound or affected; or

(4)	require the consent of any person other than such as already given or waived or to be given or waived on or before Completion.

(D)	This Agreement constitutes and the other agreements ancillary or made pursuant thereto shall, when executed, constitute, legal, valid and binding obligations of the Third Vendor enforceable in accordance with their respective terms.

3.3.	Arrangements with members of the Group

No indebtedness (actual or contingent) and no contract or arrangement is outstanding between any member of the Group and the Third Vendor or any affiliate of the Third Vendor.

3.4.	Affiliate

The Third Vendor is not and none of the direct or indirect shareholders of the Third Vendor is an “affiliate” of the Target, as such term is defined by Rule 405 promulgated under the Securities Act of 1933, as amended.

4.	Vendor Warranties provided by the Vendors jointly and severally

4.1.	Information

(A)	All information which has been given by the Vendors or their respective directors, officers, auditors, accountants, financial advisers, solicitors or other agents to the Purchaser or its directors, officers, auditors, accountants, financial advisers, solicitors or other agents in the course of the negotiations leading to this Agreement is true, accurate and complete in all respects and no information has been omitted which would render the information given misleading or ambiguous material respects.

(B)	To the best of the knowledge, belief or awareness of the Vendors none of them is aware of any matter relating to the members of the Group Companies which has had or may have any Material Adverse Effect on the members of the Group or their affairs or the ownership by the Vendors of the Sale Shares, including any liability (whether actual, contingent, unquantified or disputed) which has not been adequately reflected or provided for in the financial statements of the Target as disclosed on the EDGAR website of the United States Securities and Exchange Commission.